Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Net Income Impacted By Catastrophes
Proactive Focus on Profits Offsets Higher Auto Frequency

NORTHBROOK, Ill., August 3, 2016 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2016. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,			Six months ended June 30,
($ millions, except per share amounts and ratios)	2016	2015	% / pts Change	2016	2015	% / pts Change
Consolidated revenues	$9,164	$8,982	2.0	$18,035	$17,934	0.6
Net income applicable to common shareholders	242	326	(25.8)	459	974	(52.9)
per diluted common share	0.64	0.79	(19.0)	1.21	2.33	(48.1)
Operating income*	235	262	(10.3)	557	878	(36.6)
per diluted common share*	0.62	0.63	(1.6)	1.46	2.10	(30.5)
Return on common shareholders’ equity
Net income applicable to common shareholders				8.0%	12.4%	(4.4) pts
Operating income*				10.1%	11.9%	(1.8) pts
Book value per common share				50.05	47.96	4.4
Property-Liability combined ratio
Recorded	100.8	100.1	0.7 pts	99.6	96.9	2.7 pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	88.6	89.1	(0.5) pts	87.9	89.1	(1.2) pts
Catastrophe losses	961	797	20.6	1,788	1,091	63.9

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate delivered $242 million of net income, $0.64 per share, despite the impact of severe weather and increased frequency of auto accidents,” said Tom Wilson, chairman and chief executive officer of The Allstate Corporation. “Homeowners insurance generated an underwriting profit despite seasonally high second quarter catastrophe losses and a record hail storm in Texas. Initiating an aggressive auto insurance profit improvement plan over a year ago enabled us to maintain underlying margins despite higher auto insurance frequency. The underlying combined ratio was 88.6 for the quarter and 87.9 for the first six months of 2016 in comparison to the full year outlook range between 88 and 90(1).”
“Progress on our five operating priorities reflected the adjustments made to proactively adapt to the external operating environment,” Wilson continued. “Our focus on better serving customers, achieving target returns on capital and growing insurance policies in force are interrelated and results reflect the priority on customers and returns. We served customers particularly well in those areas impacted by catastrophes. Overall insurance policies in force were flat as outstanding growth in Allstate Financial’s benefits business was offset by a reduction in auto
____________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting dates.

insurance policies. Total return on the investment portfolio was 1.9% for the quarter with an equal contribution from investment income and increased bond values. Our efforts to build long-term growth platforms led us to combine our telematics efforts into a new company, Arity, LLC, which serves Allstate, Esurance and other businesses in the connected car market,” concluded Wilson.
Consolidated Highlights

Total revenue of $9.2 billion in the second quarter of 2016 increased by 2.0% compared to the prior year quarter, as higher insurance premiums outweighed declines in net investment income and realized capital gains. Property-liability insurance premiums increased 3.5% and Allstate Financial premiums and contract charges rose 5.2% compared to the second quarter of 2015. Net investment income was 3.4% lower than the second quarter a year ago, and realized capital gains were $24 million, compared to $108 million in the prior year quarter. Total revenue through the first six months of 2016 was $18.0 billion, 0.6% higher than the first six months of 2015.

Net income applicable to common shareholders was $242 million, or $0.64 per diluted share, in the second quarter of 2016, compared to $326 million, or $0.79 per diluted share, in the second quarter of 2015. For the first six months of 2016, net income applicable to common shareholders was $459 million, compared to $974 million for the same period in 2015. The decline in net income in both periods was due primarily to higher catastrophe losses. Property-liability net income was $198 million in the second quarter of 2016, a decline of $24 million compared to the prior year quarter. Allstate Financial net income was $116 million in the second quarter of 2016, a decline of $63 million compared to the prior year quarter.

Operating income was $235 million in the second quarter of 2016, compared to $262 million in the second quarter of 2015. Property-liability operating income of $186 million in the second quarter of 2016 was $12 million lower than in the second quarter of 2015. The property-liability underwriting loss* of $66 million in the second quarter of 2016 was $56 million worse than in the prior year quarter, driven by an increase in catastrophe losses and higher auto loss costs, partially offset by higher earned premium. Allstate Financial operating income of $120 million in the second quarter of 2016 was $19 million lower than in the second quarter of 2015, due primarily to lower investment income resulting from portfolio repositioning in 2015 to deliver better long-term risk-adjusted returns. Operating income through the first six months of 2016 was $557 million, compared to $878 million for the first six months of 2015.

Financial Results: Second Quarter 2016

Property-liability earned premium increased 3.5% in the second quarter of 2016 compared to the prior year quarter, driven by 3.9% growth in the Allstate brand. The recorded combined ratio was 100.8 for the second quarter of 2016, which included $961 million, or 12.3 points, of catastrophe losses. The underlying combined ratio of 88.6 for the second quarter of 2016 was 0.5 points better than the second quarter of 2015.

Allstate brand earned premium growth of 3.9% in the second quarter of 2016 compared to the prior year quarter reflects a 5.7% increase in Allstate brand auto average premium, the result of increased rates that were driven by higher loss costs. The Allstate brand recorded combined ratio of 100.1 was 1.4 points higher than in the second quarter of 2015, driven by higher catastrophe losses, which were partially offset by a 0.7 point decline in the expense ratio. Allstate brand auto insurance had a second quarter 2016 recorded combined ratio of 101.2, which included 4.1 points of catastrophe losses. The homeowners insurance recorded combined ratio of 97.0 for the second quarter of 2016 included $644 million of catastrophe losses, while the recorded combined ratio on a trailing twelve month basis was 83.5.

Allstate brand auto policies in force declined by 1.0% in the second quarter of 2016 as the company continued to execute its auto profit improvement plan, which adversely impacted both new business and retention. New business volume in the second quarter of 2016 declined 29% compared to the second quarter of 2015. Auto retention levels in the second quarter of 2016 were in line with the first quarter of 2016, but 0.9 points below the prior year quarter. Allstate brand auto approved rate increases for the second quarter of 2016 were 3.2%, bringing the trailing twelve month total increase to 8.4%. Price increases over the past twelve months helped increase net written premium by 3.9% in the second quarter of 2016 compared to the second quarter of 2015. The underlying combined ratio of 97.8 was consistent with the second quarter of 2015, as higher frequency and severity were offset by higher average premium and a lower expense ratio.

Allstate brand homeowners net written premium grew by 0.7% in the second quarter of 2016 compared to the second quarter of 2015, as average premium increased by 1.8% and policies in force declined by 0.1%. The underlying combined ratio of 58.6 was 2.1 points better than the second quarter of 2015, primarily due to a decline in claim frequency in the second quarter of 2016 compared to the second quarter of 2015.

Esurance net written premium growth of 5.7% compared to the prior year quarter reflects a 1.4% decline in policies in force, which was more than offset by a 6.3% increase in auto average premium. The Esurance recorded combined ratio of 108.9 in the second quarter of 2016 was 1.3 points better than the same quarter a year ago. The loss ratio was 76.9 in the second quarter of 2016 compared to 75.6 in the prior year quarter.

Encompass net written premium declined by 6.8% and policies in force were 11.4% lower in the second quarter of 2016 compared to the prior year quarter, given our continued focus on improving returns in this business. The recorded combined ratio of 104.9 in the second quarter of 2016 was adversely impacted by $34 million, or 11.2 points, of catastrophe losses. The underlying combined ratio of 92.8 was 3.7 points better than the same period a year ago, as we continue to focus on enhanced pricing and underwriting sophistication.

Allstate Financial net income was $116 million in the second quarter of 2016 including $61 million in the life insurance business, $29 million in the benefits business and $26 million in the annuity business. Net income was $179 million in the second quarter of 2015. Operating income of $120 million in the second quarter of 2016 was $19 million lower than the prior year quarter. Life business operating income of $64 million in the second quarter increased $9 million compared to the prior year quarter, driven by favorable mortality experience and premium growth. Benefits business operating income of $29 million for the second quarter was consistent with the prior year quarter, while the annuity business generated operating income of $27 million, down $29 million from second quarter 2015.

Net investment income of $762 million declined $27 million in the second quarter of 2016 compared to the second quarter of 2015, due to lower interest income partially offset by higher dividends on equity securities and performance-based investment results. Interest income from our fixed income portfolio declined compared to the second quarter of 2015, reflecting the Allstate Financial annuity portfolio repositioning into equity securities, performance-based investments and interim positions in shorter maturity fixed income securities. These investments are intended to improve our long-term economic returns.

Net realized capital gains were $24 million in the second quarter of 2016 compared to $108 million in the prior year quarter. Net realized gains on sales totaled $104 million, primarily related to ongoing portfolio management actions. Impairment write-downs were $63 million in the second quarter, including $38 million related to energy investments.

Proactive Capital Management
“Allstate returned $1.07 billion to shareholders during the first six months of 2016, through a combination of common stock dividends and repurchasing outstanding shares,” said Steve Shebik, chief financial officer. “On June 1, 2016, we entered into an accelerated share repurchase (ASR) agreement to purchase $350 million of our outstanding common stock. As of June 30, 2016, there was $1.2 billion remaining on the common share repurchase authorization. Book value per diluted common share of $50.05 was 4.4% higher than the second quarter of 2015 and 2.4% greater than the first quarter of 2016 due to increased unrealized gains in the investment portfolio.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Thursday, August 4.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Now celebrating its 85th anniversary as an insurer, Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$7,814	$7,549	$15,537	$14,975
Life and annuity premiums and contract charges	564	536	1,130	1,073
Net investment income	762	789	1,493	1,639
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(77)	(47)	(168)	(100)
OTTI losses reclassified to (from) other comprehensive income	(2)	4	8	8
Net OTTI losses recognized in earnings	(79)	(43)	(160)	(92)
Sales and other realized capital gains and losses	103	151	35	339
Total realized capital gains and losses	24	108	(125)	247
	9,164	8,982	18,035	17,934

Costs and expenses
Property-liability insurance claims and claims expense	5,901	5,587	11,585	10,580
Life and annuity contract benefits	454	446	909	887
Interest credited to contractholder funds	185	185	375	384
Amortization of deferred policy acquisition costs	1,126	1,086	2,255	2,156
Operating costs and expenses	1,040	1,061	2,022	2,151
Restructuring and related charges	11	19	16	23
Interest expense	72	73	145	146
	8,789	8,457	17,307	16,327

Gain on disposition of operations	1	1	3	—

Income from operations before income tax expense	376	526	731	1,607

Income tax expense	105	171	214	575

Net income	271	355	517	1,032

Preferred stock dividends	29	29	58	58

Net income applicable to common shareholders	$242	$326	$459	$974

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$0.65	$0.80	$1.22	$2.37

Weighted average common shares – Basic	373.6	407.0	375.8	411.4

Net income applicable to common shareholders per common share – Diluted	$0.64	$0.79	$1.21	$2.33

Weighted average common shares – Diluted	378.1	412.6	380.5	417.6

Cash dividends declared per common share	$0.33	$0.30	$0.66	$0.60

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Property-Liability
Premiums written	$8,051	$7,877	$15,566	$15,183
Premiums earned	$7,814	$7,549	$15,537	$14,975
Claims and claims expense	(5,901)	(5,587)	(11,585)	(10,580)
Amortization of deferred policy acquisition costs	(1,057)	(1,021)	(2,113)	(2,021)
Operating costs and expenses	(912)	(934)	(1,765)	(1,896)
Restructuring and related charges	(10)	(17)	(15)	(21)
Underwriting (loss) income	(66)	(10)	59	457
Net investment income	316	292	618	650
Periodic settlements and accruals on non-hedge derivative instruments	—	—	(1)	(1)
Amortization of purchased intangible assets	9	13	18	25
Income tax expense on operations	(73)	(97)	(217)	(378)
Operating income	186	198	477	753
Realized capital gains and losses, after-tax	18	31	(46)	49
Gain on disposition of operations, after-tax	—	1	—	1
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	1	1
Amortization of purchased intangible assets, after-tax	(6)	(8)	(12)	(16)
Change in accounting for investments in qualified affordable housing projects, after-tax	—	—	—	(28)
Net income applicable to common shareholders	$198	$222	$420	$760
Catastrophe losses	$961	$797	$1,788	$1,091
Operating ratios:
Claims and claims expense ratio	75.5	74.0	74.6	70.6
Expense ratio	25.3	26.1	25.0	26.3
Combined ratio	100.8	100.1	99.6	96.9
Effect of catastrophe losses on combined ratio	12.3	10.6	11.5	7.3
Effect of prior year reserve reestimates on combined ratio	—	0.3	0.1	0.4
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	0.2	0.1	—	—
Effect of amortization of purchased intangible assets on combined ratio	0.1	0.2	0.1	0.1
Effect of Discontinued Lines and Coverages on combined ratio	—	—	—	—

Allstate Financial
Premiums and contract charges	$564	$536	$1,130	$1,073
Net investment income	435	489	854	973
Contract benefits	(454)	(446)	(909)	(887)
Interest credited to contractholder funds	(179)	(191)	(363)	(383)
Amortization of deferred policy acquisition costs	(68)	(62)	(139)	(131)
Operating costs and expenses	(121)	(118)	(244)	(241)
Restructuring and related charges	(1)	(2)	(1)	(2)
Income tax expense on operations	(56)	(67)	(104)	(129)
Operating income	120	139	224	273
Realized capital gains and losses, after-tax	—	38	(32)	110
Valuation changes on embedded derivatives that are not hedged, after-tax	(4)	4	(8)	(1)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(1)	(2)	(2)	(2)
Gain (loss) on disposition of operations, after-tax	1	—	2	(1)
Change in accounting for investments in qualified affordable housing projects, after-tax	—	—	—	(17)
Net income applicable to common shareholders	$116	$179	$184	$362

Corporate and Other
Net investment income	$11	$8	$21	$16
Operating costs and expenses	(79)	(82)	(158)	(160)
Income tax benefit on operations	26	28	51	54
Preferred stock dividends	(29)	(29)	(58)	(58)
Operating loss	(71)	(75)	(144)	(148)
Realized capital gains and losses, after-tax	(1)	—	(1)	—
Net loss applicable to common shareholders	$(72)	$(75)	$(145)	$(148)
Consolidated net income applicable to common shareholders	$242	$326	$459	$974

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	June 30, 2016	December 31, 2015
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $55,770 and $57,201)	$58,129	$57,948
Equity securities, at fair value (cost $4,924 and $4,806)	5,265	5,082
Mortgage loans	4,453	4,338
Limited partnership interests	5,407	4,874
Short-term, at fair value (amortized cost $2,850 and $2,122)	2,850	2,122
Other	3,590	3,394
Total investments	79,694	77,758
Cash	446	495
Premium installment receivables, net	5,593	5,544
Deferred policy acquisition costs	3,819	3,861
Reinsurance recoverables, net	8,650	8,518
Accrued investment income	564	569
Property and equipment, net	1,011	1,024
Goodwill	1,219	1,219
Other assets	2,850	2,010
Separate Accounts	3,438	3,658
Total assets	$107,284	$104,656
Liabilities
Reserve for property-liability insurance claims and claims expense	$24,904	$23,869
Reserve for life-contingent contract benefits	12,215	12,247
Contractholder funds	20,845	21,295
Unearned premiums	12,300	12,202
Claim payments outstanding	946	842
Deferred income taxes	782	90
Other liabilities and accrued expenses	6,192	5,304
Long-term debt	5,109	5,124
Separate Accounts	3,438	3,658
Total liabilities	86,731	84,631
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 900 million issued, 371 million and 381 million shares outstanding	9	9
Additional capital paid-in	3,203	3,245
Retained income	39,623	39,413
Deferred ESOP expense	(13)	(13)
Treasury stock, at cost (529 million and 519 million shares)	(24,310)	(23,620)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	49	56
Other unrealized net capital gains and losses	1,702	608
Unrealized adjustment to DAC, DSI and insurance reserves	(127)	(44)
Total unrealized net capital gains and losses	1,624	620
Unrealized foreign currency translation adjustments	(41)	(60)
Unrecognized pension and other postretirement benefit cost	(1,288)	(1,315)
Total accumulated other comprehensive income (loss)	295	(755)
Total shareholders’ equity	20,553	20,025
Total liabilities and shareholders’ equity	$107,284	$104,656

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Six months ended June 30,
	2016	2015
Cash flows from operating activities	(unaudited)
Net income	$517	$1,032
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	188	179
Realized capital gains and losses	125	(247)
Gain on disposition of operations	(3)	—
Interest credited to contractholder funds	375	384
Changes in:
Policy benefits and other insurance reserves	577	526
Unearned premiums	62	244
Deferred policy acquisition costs	(72)	(132)
Premium installment receivables, net	(27)	(158)
Reinsurance recoverables, net	(120)	(144)
Income taxes	(176)	(283)
Other operating assets and liabilities	(88)	(98)
Net cash provided by operating activities	1,358	1,303
Cash flows from investing activities
Proceeds from sales
Fixed income securities	12,589	16,012
Equity securities	2,487	2,074
Limited partnership interests	363	591
Other investments	144	132
Investment collections
Fixed income securities	2,138	2,243
Mortgage loans	150	357
Other investments	168	177
Investment purchases
Fixed income securities	(12,947)	(16,482)
Equity securities	(2,672)	(1,920)
Limited partnership interests	(703)	(563)
Mortgage loans	(264)	(509)
Other investments	(449)	(518)
Change in short-term investments, net	(669)	(391)
Change in other investments, net	(39)	(16)
Purchases of property and equipment, net	(120)	(133)
Net cash provided by investing activities	176	1,054
Cash flows from financing activities
Repayments of long-term debt	(16)	(9)
Contractholder fund deposits	522	527
Contractholder fund withdrawals	(1,013)	(1,152)
Dividends paid on common stock	(240)	(243)
Dividends paid on preferred stock	(58)	(58)
Treasury stock purchases	(904)	(1,424)
Shares reissued under equity incentive plans, net	72	109
Excess tax benefits on share-based payment arrangements	20	43
Other	34	(2)
Net cash used in financing activities	(1,583)	(2,209)
Net (decrease) increase in cash	(49)	148
Cash at beginning of period	495	657
Cash at end of period	$446	$805

The following table presents the investment portfolio by strategy as of June 30, 2016.

($ in millions)	Total	Market-Based Core	Market-Based Active	Performance-Based Long-Term	Performance-Based Opportunistic
Fixed income securities	$58,129	$50,788	$7,242	$64	$35
Equity securities	5,265	4,334	858	52	21
Mortgage loans	4,453	4,453	—	—	—
Limited partnership interests	5,407	370	—	5,037	—
Short-term investments	2,850	2,264	586	—	—
Other	3,590	2,902	157	505	26
Total	$79,694	$65,111	$8,843	$5,658	$82

Property-Liability	$39,689	$28,826	$7,774	$3,034	$55
Allstate Financial	37,760	34,040	1,069	2,624	27
Corporate & Other	2,245	2,245	—	—	—
Total	$79,694	$65,111	$8,843	$5,658	$82

The following table presents investment income by investment strategy for the three months and six months ended June 30.

	Three months ended June 30,		Six months ended June 30,
($ in millions)	2016	2015	2016	2015
Market-Based Core	$595	$640	$1,176	$1,269
Market-Based Active	67	52	128	102
Performance-Based Long-Term	138	130	269	339
Performance-Based Opportunistic	3	3	5	5
Investment income, before expense	803	825	1,578	1,715
Investment expense	(41)	(36)	(85)	(76)
Net investment income	$762	$789	$1,493	$1,639

The following table presents investment income by investment type and strategy for the three months and six months ended June 30, 2016.

($ in millions)	Total	Market-Based Core	Market-Based Active	Performance-Based Long-Term	Performance-Based Opportunistic
Three months ended June 30, 2016
Fixed income securities	$520	$461	$56	$1	$2
Equity securities	44	37	7	—	—
Mortgage loans	53	53	—	—	—
Limited partnership interests	126	—	—	126	—
Short-term investments	3	2	1	—	—
Other	57	42	3	11	1
Investment income, before expense	803	$595	$67	$138	$3
Investment expense	(41)
Net investment income	$762

Property-Liability	$338	$211	$58	$67	$2
Allstate Financial	452	371	9	71	1
Corporate & Other	13	13	—	—	—
Investment income, before expense	$803	$595	$67	$138	$3

Six months ended June 30, 2016
Fixed income securities	$1,038	$922	$110	$2	$4
Equity securities	72	61	11	—	—
Mortgage loans	106	106	—	—	—
Limited partnership interests	247	—	—	247	—
Short-term investments	7	5	2	—	—
Other	108	82	5	20	1
Investment income, before expense	1,578	$1,176	$128	$269	$5
Investment expense	(85)
Net investment income	$1,493

Property-Liability	$664	$417	$112	$132	$3
Allstate Financial	889	734	16	137	2
Corporate & Other	25	25	—	—	—
Investment income, before expense	$1,578	$1,176	$128	$269	$5

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	valuation changes on embedded derivatives that are not hedged, after-tax,

•
amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to operating income.
We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income applicable to common shareholders. Taxes on adjustments to reconcile operating income and net income applicable to common shareholders use a 35% effective tax rate and are reported net with the reconciling adjustment. If the effective tax rate is other than 35%, this is specified in the disclosure.

($ in millions, except per share data)	For the three months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2016	2015	2016	2015	2016	2015	2016	2015
Operating income	$186	$198	$120	$139	$235	$262	$0.62	$0.63
Realized capital gains and losses, after-tax	18	31	—	38	17	69	0.04	0.17
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(4)	4	(4)	4	(0.01)	0.01
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(1)	(2)	(1)	(2)	—	—
Amortization of purchased intangible assets, after-tax	(6)	(8)	—	—	(6)	(8)	(0.01)	(0.02)
Gain on disposition of operations, after-tax	—	1	1	—	1	1	—	—
Net income applicable to common shareholders	$198	$222	$116	$179	$242	$326	$0.64	$0.79

	For the six months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2016	2015	2016	2015	2016	2015	2016	2015
Operating income	$477	$753	$224	$273	$557	$878	$1.46	$2.10
Realized capital gains and losses, after-tax	(46)	49	(32)	110	(79)	159	(0.21)	0.38
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(8)	(1)	(8)	(1)	(0.02)	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(2)	(2)	(2)	(2)	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	1	—	—	1	1	—	—
Amortization of purchased intangible assets, after-tax	(12)	(16)	—	—	(12)	(16)	(0.03)	(0.04)
Gain (loss) on disposition of operations, after-tax	—	1	2	(1)	2	—	0.01	—
Change in accounting for investments in qualified affordable housing projects, after-tax (all tax)	—	(28)	—	(17)	—	(45)	—	(0.11)
Net income applicable to common shareholders	$420	$760	$184	$362	$459	$974	$1.21	$2.33
Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2016	2015
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$1,540	$2,519
Denominator:
Beginning common shareholders’ equity (1)	$19,552	$21,126
Ending common shareholders’ equity (1)	18,807	19,552
Average common shareholders’ equity	$19,180	$20,339
Return on common shareholders’ equity	8.0%	12.4%

	For the twelve months ended June 30,
	2016	2015
Operating income return on common shareholders’ equity
Numerator:
Operating income	$1,792	$2,212

Denominator:
Beginning common shareholders’ equity	$19,552	$21,126
Unrealized net capital gains and losses	1,419	2,150
Adjusted beginning common shareholders’ equity	18,133	18,976

Ending common shareholders’ equity	18,807	19,552
Unrealized net capital gains and losses	1,624	1,419
Adjusted ending common shareholders’ equity	17,183	18,133
Average adjusted common shareholders’ equity	$17,658	$18,555
Operating income return on common shareholders’ equity	10.1%	11.9%
_____________
(1) Excludes equity related to preferred stock of $1,746 million.
Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income applicable to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income applicable to common shareholders is provided in the “Business Results” page.
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	88.6	89.1	87.9	89.1
Effect of catastrophe losses	12.3	10.6	11.5	7.3
Effect of prior year non-catastrophe reserve reestimates	(0.2)	0.2	0.1	0.4
Effect of amortization of purchased intangible assets	0.1	0.2	0.1	0.1
Combined ratio	100.8	100.1	99.6	96.9

Effect of prior year catastrophe reserve reestimates	0.2	0.1	—	—
Underwriting margin is calculated as 100% minus the combined ratio.
The following table reconciles the Allstate brand underlying combined ratio to the Allstate brand combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Underlying combined ratio	87.5	87.7	86.8	87.6
Effect of catastrophe losses	12.9	10.7	12.1	7.4
Effect of prior year non-catastrophe reserve reestimates	(0.3)	0.3	—	0.5
Combined ratio	100.1	98.7	98.9	95.5

Effect of prior year catastrophe reserve reestimates	0.3	0.1	—	—
The following table reconciles the Allstate brand auto underlying combined ratio to the Allstate brand auto combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Underlying combined ratio	97.8	97.8	96.9	96.7
Effect of catastrophe losses	4.1	3.2	3.5	1.7
Effect of prior year non-catastrophe reserve reestimates	(0.7)	0.4	(0.3)	0.7
Combined ratio	101.2	101.4	100.1	99.1

Effect of prior year catastrophe reserve reestimates	(0.1)	—	—	(0.1)
The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Underlying combined ratio	58.6	60.7	59.0	62.6
Effect of catastrophe losses	38.3	32.1	36.2	23.0
Effect of prior year non-catastrophe reserve reestimates	0.1	(0.5)	—	(0.1)
Combined ratio	97.0	92.3	95.2	85.5

Effect of prior year catastrophe reserve reestimates	1.0	0.5	0.3	0.2
The following table reconciles the Allstate brand other personal lines underlying combined ratio to the Allstate brand other personal lines combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Underlying combined ratio	77.3	79.2	77.7	80.7
Effect of catastrophe losses	15.6	11.9	15.8	9.7
Effect of prior year non-catastrophe reserve reestimates	(1.7)	1.1	(1.6)	0.3
Combined ratio	91.2	92.2	91.9	90.7

Effect of prior year catastrophe reserve reestimates	—	—	—	(0.1)

The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Underlying combined ratio	92.8	96.5	90.5	93.6
Effect of catastrophe losses	11.2	18.6	12.3	12.4
Effect of prior year non-catastrophe reserve reestimates	0.9	0.6	2.6	(0.3)
Combined ratio	104.9	115.7	105.4	105.7

Effect of prior year catastrophe reserve reestimates	(0.6)	0.3	(0.2)	(0.3)
Underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends that may be obscured by catastrophe losses and prior year reserve reestimates. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.
The following table reconciles the Esurance brand underlying loss ratio and underlying combined ratio to the Esurance brand combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Underlying loss ratio	74.5	74.3	73.8	76.3
Expense ratio, excluding the effect of amortization of purchased intangible assets	30.3	32.4	31.1	35.2
Underlying combined ratio	104.8	106.7	104.9	111.5
Effect of catastrophe losses	3.4	2.0	2.1	1.0
Effect of prior year non-catastrophe reserve reestimates	(1.0)	(0.7)	(1.0)	(0.9)
Effect of amortization of purchased intangible assets	1.7	2.2	1.6	2.3
Combined ratio	108.9	110.2	107.6	113.9

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